SUB-INVESTMENT ADVISORY AGREEMENT

                       BEAR STEARNS FUNDS MANAGEMENT INC.
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167



                                                               September 9, 1997


Marvin & Palmer Associates, Inc.
1201 N. Market Street-Suite 2300
Wilmington, Delaware  19801-1165

Dear Sirs:

                  As you are aware, each Series of The Bear Stearns Funds (the "Fund") desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in which manner and to such extent as from time to time may be approved by the Fund's Board of Trustees (the "Board"). The Fund intends to employ us (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Investment Advisory Agreement"), a copy of which has been provided to you. The Adviser desires to employ you to act as the sub-investment adviser to the International Equity Portfolio (the "Series") starting when the Series is initially offered to the public, which is expected to occur on or about January 1, 1998 and you desire to accept such employment.

                  In this connection, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons shall be officers or employees who are employed by you or the Fund. The compensation of such person or persons shall be paid by you and no obligation shall be incurred on the Fund's behalf in any such respect.

                  Subject to the supervision and approval of the Adviser, you will provide investment management of the Series' portfolio in accordance with the Series' investment objectives and policies as stated in its Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you


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will  supervise  the Series'  investments  and conduct a  continuous  program of investment, evaluation and, if appropriate, sales and reinvestment of the Series' assets. You will furnish to the Adviser or the Fund such statistical information, with respect to the investments which the Series may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.

                  You shall exercise your best judgment in rendering the services to be provided hereunder, and, to the extent provided in the Investment Advisory Agreement, the Fund has agreed as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Fund's security holders to which you would otherwise be subject by reasons of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                  In  consideration  of  services   rendered  pursuant  to  this
Agreement, the Adviser will pay you, in arrears, by the twentieth day of each month, a fee calculated as set forth on Schedule 1 hereto.

                  Net asset value shall be computed on such days and at such time or times as described in the Series' then-current Prospectus and Statement of Additional Information. The fee for the period from the date following the commencement of sales of the Series' shares to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

                  For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Series' net assets.

                  You will bear all of your expenses in connection with the performance of your services under this Agreement. Except to the extent specifically assumed by you, all expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Series, including, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees and expenses of Board members, Securities and Exchange Commission and state


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

Blue Sky qualification fees, advisory, administration, distribution and fund accounting fees, charges of custodians, transfer and dividend disbursing agents' fees, fees paid pursuant to a Rule 12b-1 Plan, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Series' existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs or shareholders' reports and meetings, and any extraordinary expenses.

                    The Adviser understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting and continuing to so act pursuant to your current agreements, provided that, during the term of this Agreement, (i) if you charge a management fee to any other investment company with an investment objective and policies comparable to that of the Series that is less than the fees as set forth in Schedule 1, you shall notify us and adjust the fees for managing the Series to reflect such lower fee, and (ii) you shall not enter any advisory relationship with any other investment company sponsored or managed by someone other than the Adviser if that investment company has an investment objective and policies comparable to that of the Series and a lower overall fee structure.

                  In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

                  You shall place all orders for the purchase and sale of portfolio securities for the Series with brokers or dealers selected by you, which may include brokers or dealers affiliated with you or the Adviser to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act") and the Fund's policies and procedures applicable to the Series. You shall use your best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Series. In assessing the best overall terms available for any transaction, you shall consider all factors you deem relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to you, and the reasonableness of the commission, if any, both for


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

the specific transaction and on a continuing basis. In no event shall you be under any duty to obtain the lowest commission or the best net price for any Series on any particular transaction, nor shall you be under any duty to execute any order in a fashion either preferential to the Series relative to other accounts managed by you or otherwise materially adverse to such other accounts.

                  In arranging for the execution of a particular transaction, you may select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to you and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to accounts over which you exercise investment discretion. You shall report to the Board of Trustees of the Fund regarding overall commissions paid by the Series and their reasonableness in relation to their benefits to the Series. Any transactions for the Series that are effected through a broker-dealer that is affiliated with the Adviser, on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The Series hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

                  In executing portfolio transactions for the Series, you may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other portfolios or your other clients if, in your reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Series, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Fund's registration statement and the Series' Prospectus and Statement of Additional Information. In such event, you hereby agree to allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with your fiduciary obligations to the Series and such other clients. The Adviser recognizes that in some cases this procedure may adversely affect the price paid or received by the Series or the size of the position obtainable for or disposed of by the Series.

                  This Agreement shall continue until September 8, 1999, and thereafter shall continue automatically for successive annual periods ending on September 8, of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) the vote of a majority (as defined in the 1940 Act of the


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Fund's  outstanding  voting  securities,  provided  that  in  either  event  its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Fund's shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Investment Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Investment Advisory Agreement terminates.

                  All assets of the Fund shall be maintained for safekeeping with the Fund's custodian (and sub-custodian network) and you shall not have custody of the assets of the Fund. Each party hereto also represents and warrants that it is duly authorized to enter this Agreement and has caused this Agreement to be executed by a duly authorized representative.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           BEAR STEARNS FUNDS MANAGEMENT INC.


                                           By: /s/ Donalda L. Fordyce
                                               ----------------------
                                               Donalda L. Fordyce

                                           Title:____________________________


Accepted:

MARVIN & PALMER ASSOCIATES, INC.

By: /s/ David Palmer
    ----------------
    David Palmer

Title: Chairman


Attest:

By: /s/
    ----------------


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                                   SCHEDULE 1


                  In consideration of the services rendered pursuant to this Agreement, the Adviser will pay to Marvin & Palmer Associates, Inc. a monthly payment calculated on an annual basis as set forth below:

                  Portfolio's Average             Annual Fee as a Percentage
                  Daily Net Assets at                of Total Average Daily
                  Relevant Month-End                      Net Assets
                  ------------------                      ----------

Up to $25 million                                            0.00%
More than $25 million up to $50 million                      0.20%
More than $50 million up to $65 million                      0.45%
More than $65 million                                        0.60%